Exhibit 10.35

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 25th day of January, 2016, between Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Paul F. Truex (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Employment.

(a)           Position and Duties.  The Executive shall continue to serve as the Chief Executive Officer of the Company, and shall have supervision and control over and responsibility for the day to day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chairman of the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time.  The Executive shall devote his full working time and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement.

(b)           At-Will Employment.  The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.  The period of Executive’s employment under this Agreement is referred to herein as the “Term.”

2.             Compensation and Related Matters.

(a)           Base Salary.  During the Term, the Executive’s initial base salary shall be at the annualized rate of $450,000.  The Executive’s base salary shall be reviewed at least annually by the Board and may be increased in its discretion but, once increased, may not be decreased.  The base salary in effect at any given time is referred to herein as “Base Salary.”  The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)           Incentive Compensation.  During the Term, the Executive shall be eligible to receive variable cash incentive compensation as determined by the Board from time to time.  The Executive’s target annual incentive compensation shall be fifty-five (55) percent of his Base Salary (“Target Variable Cash Compensation”).  Incentive compensation for any calendar year will be payable within 75 days after the end of such year.

(c)           Equity Compensation.  For each calendar year during the Term, the Executive will be eligible to participate in the Company’s long-term incentive equity program and will be eligible to receive annual equity grants as determined by the Board upon recommendation of the Compensation Committee of the Board.  The structure and terms of the equity grants to the Executive will be determined by the Board upon recommendation of the Compensation Committee of the Board with input from the Executive.

(d)           Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e)           Other Benefits.  During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(f)           Vacations.  During the Term, the Executive shall be entitled to accrue paid vacation, subject to the terms of the Company’s vacation policy in effect from time to time.  The Executive shall also be entitled to all paid holidays given by the Company to its executives.

3.             Indemnification.  The Company and the Executive have entered into an Indemnification Agreement (the “Indemnification Agreement”) pursuant to which the Company shall indemnify the Executive with respect to any actions commenced against the Executive in his capacity as a director or officer or former director or officer of the Company, or any affiliate thereof for which he may serve in such capacity, and the Company shall advance on a timely basis any expenses incurred in defending such actions.  The Company agrees to secure and maintain directors’ and officers’ liability insurance with respect to the Executive.  The Executive shall be designated as a “covered person” under the Company’s Director’s and Officer’s insurance coverage and shall be covered to the same extent as other directors and executive officers, including following the termination of the Executive’s employment for the maximum statute of limitations period which could apply to any claim against the Executive which otherwise would be covered by such insurance.

4.             Termination.  During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)           Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)           Disability.  The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.  Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)           Termination by Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, “Cause” shall mean:  a termination of the Executive’s employment which is a result of:

(i)            The indictment of the Executive for the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company if he were retained in his position; or

(ii)            willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or affiliates; or

(iii)           willful and continued failure substantially to perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand identifies the specific actions which the Board believes constitute willful and continued failure substantially to perform the Executive’s duties, and which performance is not substantially corrected by the Executive within ten days of receipt of such demand;

(iv)           willful and knowing participation in releasing false or materially misleading financial statements or submission of a false certification to the Securities and Exchange Commission; or

(v)            failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)           Termination Without Cause.  The Company may terminate the Executive’s employment hereunder at any time without Cause.  Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of the Executive under Section 4(a) or (b) shall be deemed a termination without Cause.

(e)           Termination by the Executive.  The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason.  For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i)             a substantial reduction, not consented to by the Executive, in the nature or scope of the Executive’s duties, responsibilities, authorities, powers, functions or duties or change in the Executive’s title to any position other than Chief Executive Officer; provided that it will not be considered a substantial reduction in duties and responsibilities if after a Change in Control (as defined herein), the Executive is not Chief Executive Officer of the ultimate parent of the resulting company and such parent is not a publicly traded company; or

(ii)            a reduction in the Executive’s annual base salary or Target Variable Cash Compensation, each as in effect on the date hereof or as the same may be increased from time to time hereafter, except for across-the-board reductions of annual base salary similarly affecting all executive officers of the Company; or

(iii)           the relocation of the Company’s Hayward California office at which the Executive is expected to be principally employed (the “Current Offices”) to any other location more than 35 miles from the Current Offices, or the requirement by the Company for the Executive to be based more than 35 miles away from the Current Offices, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the date of this Agreement.

For purposes of this Section 4(e), “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

For purposes of this Section 4(e), “Change in Control” shall mean any of the following:

(A)           any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and in effect from time to time (the “Exchange Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

(B)           the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

(C)           persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(D)           any other acquisition of the business of the Company in which a majority of the Board votes in favor of a decision that a Change in Control has occurred within the meaning of this Agreement; or

(E)           the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 30 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 30 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred.

(f)           Notice of Termination.  Except for termination as specified in Section 4(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)           Date of Termination.  “Date of Termination” shall mean:  (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 4(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 4(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 4(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period.  Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5.             Compensation Upon Termination.

(a)           Termination Generally.  If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(e) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)           Termination by the Company Without Cause or by the Executive with Good Reason.  During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d), or the Executive terminates his employment for Good Reason as provided in Section 4(e), then the Company shall pay the Executive his Accrued Benefit.  In addition, subject to the Executive signing a separation agreement substantially in the form attached hereto as Exhibit I (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i)             the Company shall pay the Executive an amount equal to the sum of (A) the Executive’s annual Base Salary plus (B) the Executive’s annual Target Variable Cash Compensation (the “Severance Amount”).  Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in the Confidentiality and Inventions Assignment Agreement entered into between the Executive and the Company, all payments of the Severance Amount shall immediately cease; and

(ii)           all equity awards held by the Executive in which the Executive would have vested if he had remained employed for an additional 12 months following the Date of Termination shall vest and become exercisable or nonforfeitable; and

(iii)           for a period of 12 months following the Date of Termination or until the Executive becomes covered under a group health plan of another employer, whichever is earlier, subject to the Executive’s continued copayment of premium amounts in amounts consistent with that applicable to active employees, the Executive, the Executive’s spouse and dependents shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for other executives of the Company; provided, however, that the continuation of health benefits under this Subsection shall reduce and count against the rights of the Executive, the Executive’s spouse and dependents under COBRA;

(iv)           the Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2); and

(v)           the Company shall provide outplacement services to the Executive with a provider and program selected by the Company and at a cost of up to $7,500.00.

(c)           Additional Limitation.

(i)             Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)             For purposes of this Section 6(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)           The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(c)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6.             Section 409A.

(a)           Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)           To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)           The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)           The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.             Third Party Agreement and Cooperation.

(a)           Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(b)           Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

8.             Arbitration of Disputes.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Santa Clara, California in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators.  In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 9 shall be specifically enforceable.

9.             Consent to Jurisdiction.  To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Court for the Northern District of California.  Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.           Rule 10b5-1 Plan Procedures.  Executive shall not adopt any trading plan, arrangement or instruction that purports to meet the requirements of Rule 10b5-1 promulgated under the Exchange Act (a “Plan”) unless such Plan (i) has been approved in writing by the Company following submission for review for a period of at least ten business days, and (ii) includes a delay between the date of adoption and first sale thereunder of at least ninety calendar days.

11.           Integration.  This Agreement, together with the Indemnification Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

12.           Termination of Prior Agreement.  By execution hereof the Company and the Executive hereby terminate that certain Amended and Restated Change of Control Agreement between the Company and the Executive.

13.           Withholding.  All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

14.           Successor to the Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

15.           Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.           Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

17.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

19.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

20.           Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Ninth Circuit.

21.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

22.           Successor to Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

23.           Gender Neutral.  Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

ANTHERA PHARMACEUTICALS, INC.

By:	/s/ Christopher S. Henney
Chairman, Board of Directors

/s/ Paul F. Truex
Paul F. Truex

EXHIBIT I
SEPARATION AGREEMENT AND RELEASE

I, Paul Truex (referred to herein with the pronouns “I,” “me” and “my”), and Anthera Pharmaceuticals, Inc. (the “Company”) enter into this Separation Agreement and Release (the “Release”) pursuant to Section 5(b) of the Employment Agreement between the Company and me dated ________________, 2016 (the “Employment Agreement”).  I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to my entitlement to the benefits set forth in Section 5 or 6 of the Employment Agreement (the “Separation Benefits”).   I therefore agree to the following terms:

1.           Release of Claims.  I voluntarily release and forever discharge the Company, its parents, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This includes, without limitation, the release of all Claims:

•	relating to my employment by the Company and my separation from employment;
•	of wrongful discharge;
•	of breach of contract;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination or retaliation that is prohibited by the California Fair Employment and Housing Act or the law of any other state;

•	under any other federal or state statute;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect my rights under the Company’s Section 401(k) plan, my rights to the Separation Benefits under the Employment Agreement, or my rights to indemnification under the Indemnification Agreement between the Company and me (the “Indemnification Agreement”).

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release. I represent that I have not assigned to any third party and I have not filed with any court any Claim released by this Release.

2.           Ongoing Obligations. I reaffirm my ongoing obligations under the Anthera Pharmaceuticals, Inc. Confidentiality and Inventions Assignment Agreement between me and the Company dated _______________, 20__ (the “Confidentiality Agreement ”), including, without limitation, my obligations to maintain the confidentiality of all confidential and proprietary information of the Company, to return to the Company (in good condition) all of the Company’s equipment, property, and documents (whether in paper, electronic, or other format, and all copies thereof) that are in my possession or control, and refrain from certain solicitation activities for a twelve (12) month period after  my employment ends.  I acknowledge that the execution of Exhibit A to the Confidentiality Agreement, entitled “Anthera Pharmaceuticals, Inc. Termination Certification” (the “Certification”), is required by the Confidentiality Agreement and accordingly agree to sign and return to the Company, at the same time I return the Release, the Certification (attached hereto as Appendix A) as a condition to my entitlement to the Separation Benefits.  I also reaffirm my ongoing obligations under the Anthera Pharmaceuticals, Inc. Statement of Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information (the “Insider Trading Policy”) and agree that those obligations continue to apply following my separation from employment, until such time as any material, nonpublic information possessed by me has become public or is no longer material, but not to exceed 12 months.  Without limiting the foregoing, I acknowledge and agree that I shall continue to be subject to the remainder of any Quarterly Black-Out or Special Black-Out (as defined in the Insider Trading Policy), if such black-out period was instituted prior to my separation from employment.

3.           Litigation and Regulatory Cooperation. I agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while I was employed by the Company.  My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  I also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while I was employed by the Company.  Any cooperation pursuant to this Section 3 is subject to the Company’s obligation to (i) reimburse me for any expenses incurred during activities reasonably performed at the Company’s request pursuant to this Section 3, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy, and (ii) compensate me at a daily rate equal to the sum of my annual base salary as of my separation from employment and my “Target Variable Cash Compensation”, each as defined in the Employment Agreement, divided by 365 to the extent that I reasonably expend any time in performing activities at the Company’s request pursuant to this Section 3 at any time more than two years after my separation from employment; provided that I acknowledge that I shall not at any time be entitled to compensation for time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

4.           Non-Disparagement and No Cooperation.  I agree that I will not, at any time in the future, make any written or oral statement that disparages or damages (i) the business of the Company or any affiliate of the Company (together, “Company Parties”), (ii) any products or services of any Company Party, (iii) any member of the board of directors or management of any Company Party or (iv) any investor in the securities of the Company or any representative thereof.  I agree that I will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any of the other Releasee, unless under a subpoena or other court order to do so; provided that nothing in this Release shall be construed to affect my right to participate in any proceeding before a federal or state administrative agency, including, without limitation, by cooperating with any such agency’s request for information or by making any good faith report to a governmental entity concerning any act or omission that I reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.  In addition, I recognize that the Company’s business relationships with its customers, distributors, resellers and partners (collectively, “Customers and Partners”) are very important to the Company, and that if I – as an important Company representative in its dealings with Customers and Partners during the course of my employment – make any statement (directly or indirectly) to such Customers or Partners about the Company, any other Company Party, employees of any Company Party or the products or services of any Company Party that is untrue or otherwise may be harmful to the Company or any other Company Party, I will be deemed to have violated this Section 4.

5.           California Civil Code Section 1542.  I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

6.           Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period ending twenty-one (21) days after the date when it was proposed to me. In the event that I execute this Release within less than twenty-one (21) days after such date, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, I shall deliver a signed Release to the Chairman of the Company’s Board of Directors within such twenty-one (21) day period. For a period of seven (7) days from the date when the I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the Chairman on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

7.           Other Terms.

(a)           Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b)           Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c)           Amendment. This Release may be amended only upon a written agreement executed by the Company and me.

(d)           Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)           Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California, without giving effect to the conflict of laws provisions of California law.  The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or me.

(f)           Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release.  I acknowledge that this Release constitutes the entire agreement between the Company and me and that this Release supersedes any previous agreements or understandings between me and the Company, except the Employment Agreement, the Indemnification Agreement, the Confidentiality Agreement, the Insider Trading Policy, and any equity award agreements and equity plans to which they are subject, and any other obligations specifically preserved in this Release.

So agreed.	ANTHERA PHARMACEUTICALS, INC.

By:
Paul F. Truex		Name:
Chairman, Board of Directors
Date:

Appendix A

Anthera Pharmaceuticals, Inc.
Termination Certification

This is to certify that except as may be needed to provide transition assistance, I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Anthera Pharmaceuticals, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidentiality and Inventions Assignment Agreement signed by me, including the reporting of any Developments and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidentiality and Inventions Assignment Agreement and subject to the limitations and restrictions therein, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

Date:
Paul Truex

ANTHERA PHARMACEUTICALS, INC.

Date:	By:
Name:
Chairman, Board of Directors